Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

January 18, 2011

Tenaris S.A.,

    46a, Avenue John F. Kennedy – 2nd Floor,

        L-1855,

            Luxembourg.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of an unspecified aggregate initial offering price or number of (i) debt securities (the “Debt Securities”) of Tenaris S.A., a public limited liability company (société anonyme) organized under the laws of the Grand-Duchy of Luxembourg (the “Company”), (ii) debt warrants (the “Debt Warrants”) of the Company and (iii) ordinary shares (the “Ordinary Shares” and together with the Debt Securities and the Debt Warrants, the “Securities”) of the Company, which Ordinary Shares may be represented by American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) to be issued pursuant to the Amended and Restated Deposit Agreement dated as of March 12, 2008 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary, and all owners and holders from time to time of ADSs issued thereunder, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

(1) When the registration statement on Form F-3 (the “Registration Statement”) relating to the Securities has become effective under the Act, including any post-effective amendments, documents incorporated by reference therein or prospectus supplements, when the indenture relating to the Debt Securities (the “Indenture”) has been duly authorized, executed and delivered, when the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Tenaris S.A.

(2) With respect to the Debt Warrants, when the Registration Statement relating to the Securities has become effective under the Act, including any post-effective amendments, documents incorporated by reference therein or prospectus supplements, when the terms of the Debt Warrants and of their issuance and sale have been duly authorized and otherwise established in conformity with the applicable debt warrant agreements so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Debt Warrants have been duly executed and, if applicable, authenticated in accordance with the applicable debt warrant agreements and issued and sold as contemplated in the Registration Statement, the Debt Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In connection with our opinions set forth in the paragraphs above, we have with your approval assumed that the Indenture in the form filed as an exhibit to the Registration Statement (i) will be duly authorized in accordance with the laws of the Grand-Duchy of Luxembourg, (ii) will be duly executed and delivered insofar as the laws of the Grand-Duchy of Luxembourg are concerned and (iii) will be duly authorized, executed and delivered by the trustee thereunder, assumptions that we have not independently verified.

We note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security or a Debt Warrant denominated in a foreign currency or composite currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or composite currency unit in which a particular Debt Security or Debt Warrant is denominated into United States dollars will depend on various factors, including which court renders the judgment. In the case of a Debt Security or Debt Warrant denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Debt Security or Debt Warrant is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed that the Company has been duly incorporated and is an existing public limited liability company (société anonyme) organized under the laws of the Grand-Duchy of Luxembourg. With respect to all matters of Luxembourg law, we note that you are being provided with the opinion, dated the date hereof, of Elvinger, Hoss & Prussen, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Elvinger, Hoss & Prussen. Also, with your approval we have relied as to certain matters on factual information

Tenaris S.A.

obtained from public officials, officers of the Company and other sources believed by us to be responsible and we have assumed that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP